As filed with the Securities and Exchange Commission on July 30, 2001 Registration No. 333-45722

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            POST EFFECTIVE AMENDMENT

                                       to

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                 (Name of Small Business Issuer in Its Charter)

          Colorado                        (7310)                 84-1463284
--------------------------------------------------------------------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                         101 Philippe Parkway, Suite 300
                          Safety Harbor, Florida 34695
                                 (727) 797-6664
                                 --------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                            John D. Thatch, President
                    New Millennium Media International, Inc.
                         101 Philippe Parkway Suite 300
                          Safety Harbor, Florida 34695
                          ----------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Title of each class of      Amount to be       Proposed maximum          Proposed          Amount of
securities to be            registered*        offering price per unit   maximum           registration fee
registered                                                               aggregate
                                                                         offering price
-----------------------------------------------------------------------------------------------------------
Common stock                 2,160,000         (1)       $0.70            1,512,000           399.17
-----------------------------------------------------------------------------------------------------------
Common stock(a)             17,181,818         (2)       $0.70           12,027,273         3,175.20
-----------------------------------------------------------------------------------------------------------
Common stock(b)              1,100,000         (3)       $0.70              770,000           203.28
-----------------------------------------------------------------------------------------------------------
Common stock(c)              1,718,182         (4)       $0.70            1,202,727           317.52
-----------------------------------------------------------------------------------------------------------
Common stock(d)              3,000,000         (1)(5)    $0.70            2,100,000           554.40
-----------------------------------------------------------------------------------------------------------
Totals                      25,160,000                                   17,612,000         4,649.57
-----------------------------------------------------------------------------------------------------------

*Note: Subsequent to the filing of the SB-2 registration statement the issuer shares split 5:1. The Amount stated in this schedule does not reflect this reverse split. Title of each class of securities to be registered:

(a)  Swartz Investment Agreement purchase over three years.
(b) Shares of Common Stock issuable upon exercise by Swartz "Commitment warrants" and "additional warrants".
(c)  Shares  of  Common  Stock  issuable  upon  exercise  by  Swartz   "Purchase
     warrants".
(d)  Shares of Common Stock issuable upon conversion.

Proposed maximum offering price per unit:
(1) Based upon the average of the bid and asked prices of New Millennium Media International, Inc. common stock as reported on the OTC Bulletin Board on August 28, 2000 (within 5 business days of the SB-2 filing), pursuant to Rules 457(c) and (g) of the Securities Act of 1933.
(2)  Issuable  periodically  over  a 36  months  term  pursuant  to  the  Swartz
     Investment Agreement. Swartz Private Equity, LLC will purchase under Regulation D up to $25,000,000 (post split number of shares) of shares AT A PRICE OF THE LESSER OF THE MARKET PRICE MINUS $0.10 OR 92% OF THE MARKET PRICE for 20 days following each put date.
(3) Swartz has already received a "commitment warrant" ((c) above) to purchase 500,000 (post split number of shares) shares at signing the letter of intent at an initial price of $1.50 (calculated to reflect post split amount) per share and may thereafter be reset every 6 months. At the earlier of March 15, 2001 or the date of the first put notice delivered to Swartz, Swartz shall receive "additional warrants" (included in (c) above) for additional shares and on the date of any reverse stock split and on each one-year anniversary thereafter Swartz shall receive "additional warrants" so that the sum of "commitment warrants" and "additional warrants" may equal up to 4% of the number of fully diluted common outstanding shares. The price shall be the same as that calculated for "commitment warrants".
(4) Issuable to Swartz Private Equity, LLC upon the exercise of common stock purchase warrants. The warrants are issuable to Swartz from time to time when NMMI exercises its put right to sell shares of common stock to Swartz. The exercise price of a warrant will initially be equal to 110% of the market price for that put and thereafter may be reset every six months. Each warrant initially will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.
(5) Issuable upon conversion of Series A Convertible Preferred stock issued to Investment Management of America, Inc. The conversion ratio is 1:1.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

New Millennium Media International, Inc.
101 Philippe Parkway Suite 300
Safety Harbor, Florida 34695
(727) 797-6664

The Resale of 5,032,000 (post split number of shares) Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the resale by the selling shareholders of up to 5,032,000 (post split number of shares) shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,
o 432,000 (post split number of shares) shares are presently outstanding to accredited investors, o up to 3,436,364 (post split number of shares) shares are issuable to Swartz Private Equity, LLC based on an Investment Agreement dated as of May 19, 2000,
o up to 220,000 (post split number of shares) shares are issuable to Swartz Private Equity, LLC upon the exercise of warrants issued to Swartz under the Investment Agreement as Commitment Warrants and Additional Warrants,
o up to 343,636 (post split number of shares) shares are issuable to Swartz Private Equity, LLC upon the exercise of warrants issued to Swartz under the Investment Agreement as "Purchase Warrants",
o 600,000 (post split number of shares) shares were issued to Investment Management of America, Inc. to convert 3,000,000 shares of Series A Convertible Preferred Stock.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of the Series A Preferred shares that have been converted to common shares that are presently outstanding and we may receive up to $25 million of proceeds from the sale of shares to Swartz and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz.

Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol NMMG; prior to the stock split the symbol was NMMI. On July 27, 2001, the average of the bid and asked prices of the common stock on the Bulletin Board was $2.45 per share.

Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment See "Risk Factors" beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities nor determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2001.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                Table of Contents

                                Page                                        Page
Prospectus Summary................ 7         Where You Can Find More
Summary Financial Data............11           Information....................29
Risk Factors......................12         Description of Business..........30
Use of Proceeds...................19         Management's Discussion and
Price Range of Common Stock.......19           Analysis or Plan of Operation..33
Dilution..........................20         Description of Property..........34
Selling Security Holders..........20         Certain Relationships and
Plan of Distribution..............22         Related Transactions...........34
Swartz Investment Agreement.......22         Market for Common Equity and
Additional Securities Being                    Related Stockholder Matters    35
  Registered......................24         Executive Compensation...........36
Legal Proceedings.................26         Index to Financial Statements....37
Directors and Officers............26         Indemnification of Directors
Security Ownership of Certain                  and Officers...................58
  Beneficial Owners and                      Expenses of Issuance and
  Management......................27           Distribution...................58
Description of Securities.........28         Recent Sales of Unregistered
Interest of Named Experts                      Securities.....................59
  and Counsel.....................29         Exhibits Index...................60
Disclosure of Commission                     Undertakings.....................61
  Position of Indemnification                Signatures.......................63
  For Securities Act
  Liabilities.....................30

ITEM 3.   SUMMARY INFORMATION AND RISK FACTORS

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

New Millennium Media International, Inc. was originally incorporated April 21, 1998 in Colorado under the name New Millennium Media International, Inc. On April 30, 1998 Progressive Mailer Corp., a Florida corporation, merged into NMMI. August 31, 1999 NMMI acquired Unergi, Inc., a Nevada corporation, by merging Unergi into New Millennium Media, Inc., a Colorado corporation, a wholly owned subsidiary of NMMI by way of a tax free reorganization.

Our principal executive offices are located at 101 Philippe Parkway, Suite 300, Safety Harbor, Florida 34695, (727) 797-6664, fax (727) 797-7770.

Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition" and "Results of Operation" and "Business," are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:
     o our significant historical losses and the expectation of continuing losses;
     o    rapid technological change in the motion billboard industry;
     o    our reliance on key strategic relationships and accounts;
     o    the impact of competitive products, services and pricing;
     o    uncertain protection of our intellectual property rights; and
     o uncertainty of our exclusivity in the United States regarding our purchase of "Eye Catcher" display boards.

In this prospectus, we refer to New Millennium Media International, Inc. as "NMMI" or "we" or "Company". We refer to Swartz Private Equity, LLC as "Swartz".

OUR BUSINESS
According to the Outdoor Advertising Association of America, Inc. the outdoor display advertising business reported earnings of 2.330 billion in 1998, an increase of 9.1% over the previous year and the first quarter of 1999 revenues were up 7.5% over the same period in 1998. This continued growth reflects the popularity and effectiveness of outdoor and indoor advertising from both existing and new advertisers. NMMI intends to capitalize on the demand for display advertising in two ways. NMMI plans to install LED outdoor displays in high traffic areas and form joint ventures with strategic partners to place a large number of indoor "Illumisign-Eyecatcher" patented eye catcher boards. NMMI intends to secure highly visible sites throughout the United States and provide superior service within the industry. The new millennium will demand the highest digital quality and the most cost efficient LED advertising boards available. We believe NMMI already has the product available and subject to available financing we are ready to introduce the product to the consumer. NMMI has an opportunity to become an industry leader in the indoor and outdoor advertising industry.

NMMI has the exclusive U.S. rights to an indoor frontlit advertising board called the Illumisign-EyeCatcher Display. This is a patented product, which ranges in size from 11" x 17" to 48" x 72" poster size. These signs can display up to 24 advertisements on a rotating basis. Each rotation can be set to run from three seconds to one hour. Illumisigns can generate revenues up to $5,000 a month per display. Additionally, NMMI has the exclusive U.S. rights (There are a few minor exceptions to this exclusivity.) to an indoor backlit advertising board designed and manufactured by AMS Controls, Inc. We are marketing this new product as "EyeCatcher Powered by Insight". This is a patented product, which ranges in size from 18" X 24" to 40" X 60" poster size. These signs can display from 10 to 20 scrolling advertising images. Each rotation can be set to run from three seconds to one hour. Like the IllumiSign, this product has the potential to generate revenues up to $5,000 a month per display.

NMMI has partnered with E-Vision LED, Inc., a U.S. based company whose affiliates manufacture LED displays. E-Vision will sell us the LED boards at manufacturer's cost and will be a limited partner in the revenues that the boards produce. This allows NMMI to purchase the highest quality product at a greatly reduced cost. This business arrangement should also enable us to deploy approximately 2 1/2 times the number of boards that we would otherwise have been able to. We also have teamed up with several advertising companies throughout the country. This enables us to sell advertisements on a national level that will benefit us in placing boards throughout the U.S.

E-Vision's supplier has the capability to manufacture any size board including boards for sporting events. These LED boards can operate any commercial format on any size board. Management believes this gives NMMI a strong competitive advantage over other display boards for which the commercial must be reformatted which often takes weeks. E-Vision LED displays will run any format on any size board with consistent color quality and clarity. Color quality and clarity are very important to a national advertiser who wants their colors and logos the same on all boards. E-Vision will assist NMMI with training and support from the first board and will provide NMMI with ongoing assistance in all aspects of programming, technical and software support. As a manufacturing partner, E-Vision and its affiliates will supply NMMI, free of charge software upgrades as they become available.

OUR INVESTMENT AGREEMENT
We have entered into an Investment Agreement with Swartz Private Equity, LLC ("Swartz") to raise up to $25 million over a term ending 36 months after the effective date of the registration statement through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

ADDITIONAL SHARES WE ARE REGISTERING
On April 12, 2000 we designated 5,000,000 of the 10,000,000 authorized Preferred shares as Series A Convertible Preferred Stock, par value $0.001, and issued 3,000,000 shares as Series A Convertible Preferred Stock to Investment Management of America, Inc. A fund of 3,000,000 shares of Common Stock from which to convert the 3,000,000 shares of Series A Convertible Preferred Stock is included in the registration statement. Subsequent to the filing of the registration statement these 3,000,000 Series A Convertible Preferred Stock were converted to 600,000 post split Common shares.

Prior to the filing of the registration statement, we conveyed an aggregate of 2,160,000 shares of common stock to certain qualified private investors, this post split amount is 432,000. This number includes options, see Item 26, Recent Sales of Unregistered Securities. The resale of these shares of common stock by the private investors is included in this registration statement.

Key Facts

Total shares outstanding prior         4,819,892(1) as of August 28, 2000
to the offering, post split

Shares being offered for resale        5,032,000(2) (maximum)
to the public, post split

Total shares outstanding after         10,051,892
this offering, post split

Price per share to the public          Market price at time of resale

Total proceeds raised by offering      None; however, we have received proceeds
                                       from the sale of shares that are
                                       presently outstanding, we may receive up to $25 million from the sale to Swartz of shares issuable upon the exercise of any warrants issued to Swartz pursuant to the Investment Agreement.

Use of proceeds from the sale          We plan to use the proceeds for
of the shares to Swartz                working capital and general corporate
                                       purposes.

OTC Bulletin Board Symbol              NMMG

(1) Does not include 600,000 (post split number of shares) shares of common stock intended to be exchanged for Series A Convertible Preferred Stock issued to Investment Management of America, Inc.
(2) Includes (i) 432,000(post split number of shares) shares that are presently outstanding to qualified investors, (ii) up to 3,436,367 (post split number of shares) shares that may be issued to Swartz pursuant to the Investment Agreement, (iii) 220,000 (post split number of shares) shares underlying warrants issued and issuable to Swartz in connection with the Investment Agreement, (iv) 600,000 (post split number of shares) shares as a pool from which to issue the ESOP shares as required from time to time, (v) 600,000 (post split number of shares) shares of Common Stock from which to convert the 600,000 (post split number of shares) shares of Class A Convertible Preferred Stock issued to Investment Management of America, Inc.

SUMMARY FINANCIAL DATA
The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
the  financial   statements  and  notes  thereto  included   elsewhere  in  this
prospectus.

                                     Year Ended         Three Months Ended
                                     December 31             March 31
                                     -----------             --------

                                   1999       2000       2000        2001
                                   ----       ----       ----        ----
                                                      (Unaudited) (Unaudited)
Revenues                          49,176     154,400      nil       143,750
Operating Expenses               495,161   1,101,013    123,875     248,253
Net Loss                         445,985     946,613    123,875     104,503
Loss per share                      0.03        0.04      0.005       0.003
Weighted average number of
common shares outstanding      3,111,988   5,254,050  4,717,934
(post split number of shares)

                                                         March 31, 2001

                                                            (Unaudited)
Balance Sheet Data:
         Total assets................................        1,612,385
         Total liabilities...........................          916,680
         Shareholders' equity........................          695,705

RISK FACTORS
An  investment  in  the  shares  of  Common  Stock  of  New   Millennium   Media
International, Inc. offered hereby involves a high degree of risk. The prospective investor should consider carefully the following risk factors, in addition to the other information obtained by the investor in evaluating an investment in shares of Common Stock offered hereby. The materials provided to the investor contain forward-looking statements that involve risks and uncertainties and address, among other things, the Company's acquisition and expansion strategy, use of proceeds, capital expenditures, liquidity, third-party contractual arrangements, cost-reduction strategy, integration of acquired companies, and product demand. Actual results may differ materially from those discussed in forward-looking statements as a result of various factors, including those set forth below.

THE COMPANY HAS LIMITED OPERATING HISTORY AND FUTURE REVENUES ARE UNPREDICTABLE. In July 1999 NASD enacted an eligibility rule that requires any public company to be in full compliance with all of the financial reporting requirements of the Securities Act. On January 25, 2000 NMMI received a thirty-day eligibility symbol because of its failure to timely file the required certified financial reports. On February 24, 2000 NMMI was "delisted" and placed on the "pink sheets" National Quotation

System. In lieu of filing form 10 and bring current the needed certified financial statements by certified audit, the Company elected to reverse merge with a compliant shell corporation. Thus, the Company completed the process of a reverse merger with Scovel Corporation wherein New Millennium Media International, Inc. was the surviving entity with the ultimate result of the Company's Common Stock being traded OTC Bulletin Board. There can be no assurance that the intended result will be achieved. It is not certain that the Company has the technical capability to support the potential that the motion display boards and LED boards could attract. The Company has just begun to actively sell its advertising product and it has very limited operating history available to evaluate its business and prospects. Potential investors should consider the Company's prospects in light of the following risks, expenses and uncertainties that may be encountered by development stage companies, which risks and uncertainties include:

     o    an evolving and unproven business model;
     o    management of an expanding business in a rapidly changing market;
     o    attracting  new  advertising   customers  and   maintaining   customer
          satisfaction;
     o locating and leasing suitable site locations, indoor and outside, for the display boards;
     o introducing new and enhanced innovative display services, products and alliances;
     o attaining acceptable profit margins notwithstanding competition and rising wholesale prices; and
     o minimizing technical difficulties, display board downtime and the effect of competition from other media.

As a result of the Company's limited operating history and the emerging nature of the media in which it competes, it is unable to accurately forecast its revenues. The Company's current and future expense levels are based predominantly on its operating plans and estimates of future revenues. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on its business, operating results and financial condition. Further, the Company currently intends to substantially increase its operating expenses to purchase additional display boards, indoor and outdoor, as well as develop additional site locations. It is intended the Company will be innovative in its choice of sites and the location within the sites.

The Company expects to experience significant fluctuations in its future operating results due to numerous factors, many of which are outside the Company's control. Factors that may adversely affect the Company's operating results include, but are not limited to:

     o the Company's ability to attract and retain advertising customers at a steady rate and maintain customer satisfaction,
     o the continued availability of the various size and model display board,
     o the Company's ability to locate and lease suitable site locations for placement of the display boards,
     o    the sale of advertisements to be displayed in the display boards,

     o the announcement or introduction of new sites, services and enhanced products by competitors,
     o general economic conditions and economic conditions specific to the advertising industry,
     o the level of response and consumer acceptance of the display boards for the purchase of consumer products and services,
     o the Company's ability to upgrade and develop its display systems and infrastructure and to attract and retain personnel in a timely and effective manner,
     o many cities and states have regulations that prohibit LED signs on the basis that the signs may be distracting to passing drivers and may lead to an increase in the number of traffic accidents,
     o the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure.

If the Company does not successfully manage these risks, its business, operating results and financial condition would be materially adversely affected. The Company cannot assure you that it will successfully address these risks or that its business strategy will be successful. If the Company does not become profitable, you may lose your entire investment.

THE COMPANY HAS INCURRED LOSSES AND EXPECTS TO INCUR SUBSTANTIAL NET LOSSES FOR THE FORESEEABLE FUTURE.
Since inception, the Company has been operating at a loss and expects that operating losses and negative cash flow will continue for the foreseeable future as it invests in marketing and promotional activities, technology and equipment systems. The Company believes that increasing its revenues will depend in large part on its ability to:

     o    develop and lease suitable site locations;
     o generate innovative spots within the site locations that are best suited for effective marketing and other promotional activities;
     o    sell advertisements to be displayed on the display boards;
     o    develop consumer awareness and recognition for our advertisers;
     o    generate interest in advertisers for our brand display board product;
     o continued development of enhancing our existing display boards and development of newer innovative display boards to stay ahead of competitors in this market;
     o attract suitable talented personnel who are able to recognize potential customers, advertisers, locations and improvements of the display boards;
     o provide its customers, both advertisers and location owners, with a quality trouble-free product and quality courteous service;
     o    develop strategic relationships.

The Company's future profitability depends on generating and sustaining high revenue growth while maintaining reasonable expense levels. Slower revenue growth than the Company anticipated or operating expenses that exceed its expectations would adversely affect its business, operating results and financial condition. The Company cannot be certain when or if it will achieve sufficient revenues in relation to expenses to become profitable. If the Company is unable to become profitable, you will lose your entire investment.

GOING CONCERN UNCERTAINTY
The Company has incurred recurring operating losses and negative cash flows and has negative working capital. The Company has financed itself primarily through the sale of its stock and related party borrowings. These conditions raise substantial doubt about the Company's ability to continue as a going concern. As noted in our financial statement, the Company has initiated several actions to generate working capital for expected advertising growth.

There can be no assurance that the Company will be successful in implementing its plans, or if such plans are implemented, that the Company will be successful.

THE COMPANY WILL NEED ADDITIONAL CAPITAL TO FUND ITS BUSINESS.
The Company requires substantial working capital to fund its business and may need more in the future to:

     o    fund negative cash flow from operations for the foreseeable future,
     o    complete additional acquisitions to expand the distribution system,
     o    acquire   additional   equipment   and  to  improve  and  enhance  the
          functionality, capacity and performance of its display boards.

Based on the its current operating plan, it anticipates that the net proceeds from this transaction with Swartz Private Equity, LLC, together with Company available funds, will be sufficient to satisfy its anticipated needs for working capital, capital expenditures and business expansion for the foreseeable future. Alternatively, it may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced equipment (display boards, both indoor and outdoor), services, site locations or to respond to competitive pressures. If the Company raises additional funds by issuing equity or convertible debt securities, the percentage ownership of its stockholders will be diluted. Further, any new securities could have rights, preferences and privileges senior to those of the preferred stock and common stock.

Other than as already mentioned above, the Company currently does not have any commitments for additional financing. It cannot be certain that additional financing will be available in the future to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, the Company may not be able to fund its expansion, consummate acquisitions, develop or enhance its products or services or respond to competitive pressures.

RELIANCE ON ADVERTISING SALES AND LOCATION LEASES; POTENTIAL ADVERSE CHANGES IN COMMISSION PAYMENTS.
The Company is dependent on selecting the proper display boards in the most suitable location with the most dynamic advertising material for the particular needs of the advertiser in order to offer its customers the quality results that are necessary for a continuing lasting business relationship. The Company currently has agreements with its display board suppliers that obligate the Company to purchase display boards and products over an extended period of time. In addition, the Company currently has agreements with its distributors, advertisers and locations. Accordingly, advertisers could elect to display visual ads with the site locations directly or through other sales and distribution channels which could significantly decrease the amount of its business, operating results and financial condition.

In addition, substantially all of the Company's sales are dependent on the commissions customarily paid by advertisers for ad placements. Consistent with industry practices, these advertising sales people are not obligated to direct their advertising customers to any particular agency or media of advertising. Accordingly, advertisers can reduce current industry commission rates or eliminate such commissions entirely and deal directly with the locations, which would have a material adverse effect on Company business, operating results and financial condition. For example, there can be no assurance that advertisers will chose to deal through an agency or distributor with whom the Company has a relationship or deal directly with the owner of the site location for the placement of a static visual poster type ad.

CURRENT CONTRACTS OF SIGNIFICANCE.
The patent holder of the "IllumiSign-Eyecatcher" indoor display boards, a resident of Great Britain, granted to the Company an exclusive license to manufacture, operate, distribute and market the "IllumiSign-Eyecatcher" indoor display boards in the United States and Canada. Presently, Ardian Sheet Metal Limited, a Great Britain based company, manufactures the "IllumiSign-Eyecatcher" indoor display boards. AMS Controls, Inc. holds the patent for the "EyeCatcher Powered by Insight", which is a scrolling backlit motion display board. AMS granted the Company the exclusive (with minor exceptions) right to operate, distribute and market the Insight motion display boards in the United States. Should either of these contracts be terminated, it could cause a material adverse affect to the Company and its operations.

THE COMPANY'S BRAND MAY NOT ATTAIN SUFFICIENT RECOGNITION.
The Company  believes  that  establishing,  maintaining  and enhancing its brand
(NMMI brand) is a critical aspect of its efforts to attract and expand its advertising customer base. The number of visual billboard advertisers that offer competing services, many of which already have well-established brands generally, increase the importance of establishing and maintaining brand name recognition. Promotion of the Company's NMMI brand name will depend largely on its success in providing a high quality advertising experience supported by a high level of customer service, which cannot be assured. To attract and retain advertiser customers and to promote and maintain its quality site locations, the Company may find it necessary to increase substantially its financial commitment to creating and maintaining a strong brand loyalty among customers. This will require significant expenditures on advertising and marketing its own brand name. Each display board will display the Company's own brand name, address and phone number. If the Company is unable to provide high-quality advertisers, displays and locations and customer support, or otherwise fails to promote and maintain high quality advertising, or if it incurs excessive expenses in an attempt to promote and maintain high quality, its business, operating results and financial condition would be materially adversely affected.

THE ADVERTISING INDUSTRY IS SUBJECT TO ECONOMIC CONDITIONS AND OTHER UNFORESEEN EVENTS.
The advertising industry, especially visual display media, is dependent on personal spending levels and habits of the consuming public. It is also sensitive to changes in economic conditions and tends to increase during general economic downturns and recessions. The advertising industry is also highly susceptible to unforeseen events, such as new trend products, regional necessities, discretionary spending, price fluctuation, weather patterns and innovative advertising media. Any event that results in economic decline generally would likely have an ultimate material adverse effect on the advertising business, its operating results and financial condition.

COMPETITION.
For years the billboard industry has seen several consolidations with large corporate owners acquiring smaller (fewer than 50 billboards) independent operators. The purpose of these consolidations is to provide a platform for the corporate owners to attract large regional and national advertisers. Billboard advertising has evolved from painted signs without lights, to lighted signs, to vinyl covered signs to prism boards (three sided boards which rotate three ads), to LED signs. Presently the plasma signs are used indoors and generally do not have a screen size larger than 48 inches. Advertisers soon learned that rotating signs attract the attention of viewers much more effectively than static signs. The most prominent LED display sign is in Times Square in New York City. Despite the effectiveness of LED outdoor advertising, the billboard industry is slowly moving to the LED display sign because most large companies have a substantial investment in static signs. The cost to change a traditional static board to an LED display is approximately $1,000.000 to $2,000.000. Another reason is that LED signs may only be installed in certain traffic areas is because many cities and states have regulations that prohibit LED and prism signs on the basis that the signs may be distracting to passing drivers and may lead to an increase in the number of traffic accidents. NMMI has targeted markets where this may not be an issue.

There are two reasons for the changes in outdoor advertising. First, technological improvements have made the prism and LED boards affordable. Second, moving ads have a much greater impact on viewers than static ads. In a digital society there must be an effective way for advertisers to display their product in its true form. The competition in indoor advertising is limited. Most indoor companies sell single poster board advertisements, ranging from all different sizes and place them in theaters, malls, airports, etc. One competitor has a board similar to the Illumisign-Eyecatcher board, but it rolls paper ads form one end to the other. These boards are expensive to maintain and cost much more for ad production than the "Illumisign-Eyecatcher" board.

The Company needs to keep up with rapid technological changes that affect movable visual billboard advertising. To remain competitive, the Company must continue to enhance and improve the customer service, responsiveness, quality of spot and site locations, visual functionality of the boards and the display ad and ultimate customer response. Indoor and outdoor billboard advertising are characterized by:

     o    Rapid technological change;
     o    Changes in advertiser requirements and preferences;
     o    Changes in consumer requirements and preferences
     o    Frequent  new  product  and  service   introductions   embodying   new
          technologies;
     o    The emergence of new industry standards and practices.

The evolving nature of the Internet already has a major effect on the presently existing methods of advertising. This trend is destined to continue to affect not only visual advertising in general, but also proprietary technology and systems. The Company's success will depend, in part, on its ability to:

     o    Stay abreast of leading technologies useful in the Company's business;
     o    Enhance its existing services;
     o Develop new services and technology that address the increasingly sophisticated and varied needs of its customers; and
     o Respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of the Company's visual display board business entails significant business risks. The Company might not successfully use new technologies effectively or adapt its existing capabilities, high technology equipment and transaction producing efforts to customer requirements or emerging industry standards. If it is unable, for technical, legal, financial or other reasons to adapt in a timely manner, in response to changing market conditions or customer requirements, its business, financial condition and results of operations could be adversely affected.

THE COMPANY'S PROPOSED GROWTH MAY ADVERSELY AFFECT ITS OPERATING RESULTS. The Company's proposed growth plan involves a number of special risks including:

     o    failure of the Company to achieve the results it expects,
     o    diversion of its management's attention from operational matters,
     o    its inability to retain key personnel,
     o    risks associated with unanticipated events or liabilities,
     o    potential disruption of its business,
     o    customer   dissatisfaction   or  performance   problems  at  the  site
          locations,
     o    vandalism or intentional destruction or theft of the display boards.

PURCHASERS OF THE COMMON STOCK IN THIS TRANSACTION WILL EXPERIENCE SUBSTANTIAL DILUTION.
Based upon the terms of the Investment Agreement, purchasers of the common stock could experience a substantial dilution in net tangible book value of the Company's Common Stock purchased. The stock issued in connection with this transaction will be valued at the closing based upon the price per share as required in the fully executed Investment Agreement. The Company cannot presently ascertain the number of shares to be issued after the closing. Under the Investment Agreement this number may be up to 3,436,367 (post split number of shares) shares, plus any additional shares as may be registered in the future. Consequently, purchasers of the Company's stock may experience substantial dilution in the future up to the number of shares registered.

NO PUBLIC MARKET FOR STOCK.
The Company's common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The Company's securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction  involving a penny  stock,  unless  exempt,  the "penny stock rules"
require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell the Company's securities. The foregoing required penny stock restrictions will not apply to the Company's securities if such securities maintain a market price of $5.00 or greater. As of the date of this report, the trading price of New Millennium's common stock is not in excess of $5.00 per share and there can be no assurance that the price of the Company's securities will maintain such a level.

ITEM 4.   USE OF PROCEEDS

The net proceeds from the sale of the shares of Common Stock of New Millennium Media International, Inc. to Swartz Private Equity, LLC at a total gross aggregate price of up to twenty five million dollars ($25,000,000) is intended to be used for the following purposes:

     o to fund anticipated operating losses, including sales and marketing expenses;
     o to purchase additional equipment and LED Display Boards and indoor Illumisign-Eyecatcher display boards;
     o    for working capital and other general corporate purposes; and
     o and to fund payment obligations for contemplated acquisitions and corporate partnering arrangements.

We reserve the right to vary the use of proceeds among the categories listed above because our ability to use the proceeds is dependent on a number of factors, including the extent of market acceptance of our variety of display boards, unexpected expenditures for further technical development, sales and marketing efforts and the effects of competition.

From time to time we also expect to evaluate possible acquisitions of, or investment in, businesses and technologies that are complementary to our business and technologies and may use net proceeds from the sale for such purposes. While we consider potential investments or acquisitions from time to time, we have no firm plans, commitments or agreements with respect to any such investment or acquisitions.

Until we use the net proceeds of the offering, we will invest the funds in investment grade, interest-bearing securities.

ITEM 5.   PRICE RANGE OF COMMON STOCK

Our common stock is traded on the OTC BB. The following table sets forth the high and low bid prices of our common stock on the last day of each quarter beginning with the second quarter of 1998 when the company was incorporated, through the second quarter of 2001.

The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Year                                      High Bid         Low Bid
----                                      --------         -------

1998
----
Second Quarter                              .875              .875
Third Quarter                              1.000             1.000
Fourth Quarter                              .437              .406

1999
----
First Quarter                               .313              .313
Second Quarter                              .406              .406
Third Quarter                               .125              .125
Fourth Quarter                              .120              .120

2000
----
First Quarter                               .875              .875
Second Quarter                             1.000             1.000
Third Quarter                               .650              .430
Fourth Quarter                                            .350              .220

2001
----
First Quarter                               .080              .080
Second Quarter*                            1.700             1.350
*Note: On May 18,2001 the issuer shares split 5:1. The second quarter prices reflect the post split prices.

ITEM 6.   DILUTION

At March 31, 2001, we had a net tangible book value of $96,702 or approximately $0.003 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the receipt of the estimated net proceeds from our sale of the offering price of $.90 per unit (after deducting underwriting discounts and estimated offering expenses payable by us) the net tangible book value as of March 31, 2001, would have been approximately $17,466,702 or $.34 per share of common stock.

This would represent an immediate increase in the net tangible book value per share of common stock of $.337 to existing shareholders and an immediate dilution of $.66 per share to new investors purchasing our units in the offering. Dilution is determined by subtracting net tangible book value per share after the offering from the offering price to investors.

The following table illustrates this per share dilution:

Assumed offering price per share of common
    stock contained in our unit                                 $1.00
Net tangible book value per share of common stock
    before the offering                                         $0.003
Increase attributable to new investors                          $0.337

Proforma net tangible book value after the offering             $0.34
Dilution to new investors                                       $0.66

Percentage of dilution to new investors                         66%

The following table summarizes the number of shares of common stock newly issued under this Registration Statement. The table reflects 1,000,000 commitment warrants at $.30 a share and 19,000,000 shares at $1.00.

The table, with respect to new investors, gives effect to 20,000,000 shares as if issued June 30, 2000.

                         Share Purchased Consideration Paid Average Price
                         Number    Percentage      Amount  Percentage Per Share
                         ------    ----------      ------  --------------------

Existing Shareholders  30,284,314     60.23     $ 2,820,135          .09
New Investors          20,000,000     39.77     $20,000,000         1.00
                       ----------               -----------
Total                  50,284,314    100.00%    $22,820,135          .45

ITEM 7.   SELLING SECURITY HOLDERS

The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of the date of filing the registration statement (pre split number of shares) and as adjusted to give effect to the sale of all of the shares offered hereby. Other than Investment Management of America, Inc., none of the selling shareholders currently is an affiliate of ours and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling shareholders possess sole voting and investment power with respect to the securities shown.

                                                   Shares Beneficially
                                                           Owned
                                                      After Offering
                     Number of Shares                 --------------
                    Beneficially Owned   Number of         Number
Name                 Before Offering*  Shares Offered*  of Shares*    Percentage
----                 ----------------  ---------------  ----------    ----------

Swartz Private
Equity, LLC              1,000,000     20,000,000(1)        -0-(2)        -0-
Investment Management
of America, Inc.         6,632,080(3)   3,000,000        6,632,080        21%
Raymond D. Benedict        20,000          20,000           20,000
Thomas H. Breiter          20,000          20,000           20,000
Alan D. Bridges            10,000          10,000           10,000
Thomas Daley               20,000          20,000           20,000
William L. Gaskins          4,000           4,000            4,000
Kirtinai Jeerapaet         30,000          30,000           30,000
Michael McEnany            30,000          30,000           30,000
John T. Puls              200,000         200,000          200,000
Richard Puls                8,000           8,000            8,000
Barry Rusche                5,000           5,000            5,000
Charles Saulino           100,000         100,000          100,000
Paul Skversky              10,000          10,000           10,000
Bonnie Sonnenfield         10,000          10,000           10,000
Rosalie Stall               5,000           5,000            5,000
HNC Associates, LLC       100,000         100,000          100,000
Gerry Ghini               500,000         500,000          500,000
Russell Wahl              400,000         400,000          400,000
Eric Kennedy              100,000         100,000          100,000
William H. Simon          500,000         500,000          500,000
William Acquaviva          10,000          10,000           10,000
Robert Colvin              10,000          10,000           10,000
William Long               10,000          10,000           10,000
Timothy Meenan             10,000          10,000           10,000
Randall Willis              3,000           3,000            3,000
Jack Wynn                   5,000           5,000            5,000
Peter Jensen               40,000          40,000           40,000

*Note: On May 18,2001 the issuer shares split 5:1. This schedule and the notes associated with it do not reflect the this split.

(1) Represents the maximum number of shares of common stock that we may sell to Swartz pursuant to the Investment Agreement Puts and upon the exercise by Swartz of Warrants issued or issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.
(2) Assumes that Swartz shares will eventually be resold by Swartz and none will be held for its own account. (3) 3,000,000 shares of Series A Convertible Preferred that were converted to Common stock on a 1:1 ratio. Three of the officers and directors of Investment Management of America, Inc. were formerly on the board of directors of NMMI.

ITEM 8    PLAN OF DISTRIBUTION

SWARTZ INVESTMENT AGREEMENT
On May 19, 2000, we entered into an Investment Agreement with Swartz. The Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $25 million from time to time during the three-year period following the date of effectiveness of a registration statement covering the resale of the shares to be put to Swartz. Each election by us to sell stock to Swartz is referred to as a "put right".

Put rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a consequence of the exercise of that put right. We must also give at least 10, but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The number of shares of common stock sold to Swartz in a put may not exceed the lesser of: (i) 15% of the aggregate daily reported trading volume of our common shares, excluding certain block trades of our common stock during the twenty business days after the date of our put notice, excluding trading days in which the common stock trades below a minimum price, if any, that we specify in our put notice: (ii) 15% of the aggregate daily reported trading volume of our common shares during the twenty business days before the put date, excluding certain block trades; or (iii) a number of shares that, when added to the number of shares acquired by Swartz under the Investment Agreement during the thirty one days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934).

For each share of common  stock,  Swartz will pay us the lesser of:
     o    The market price for such share, minus $.10 or
     o    92% of the market price for the share;
provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

Warrants. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price for that put and thereafter may be reset every six months. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

Limitations and conditions precedent to our put rights. Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:
     o we have announced or implemented a stock split or combination of our common stock;
     o    we have paid a common stock dividend;
     o we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
     o we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of NMMI.

Short sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

Cancellation of puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:
     o we discover an undisclosed material fact relevant to Swartz's investment decision;
     o the registration statement registering resales of the common shares becomes ineffective; or
     o    our shares are delisted from the then primary exchange.

If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

Shareholder approval. Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The NASDAQ Small Cap Market or Nasdaq National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

Termination of Investment Agreement. We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

Restrictive covenants. During the term of the Investment Agreement and for a period of 6 months after the Investment Agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

Right of first refusal. Swartz has a right of first refusal, subject to another first refusal obligation for which we are contractually obligated, to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (July 9, 1999) through 6 months after the Investment Agreement is terminated.

Swartz's right of indemnification. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

ADDITIONAL SECURITIES BEING REGISTERED
NMMI needed three million shares of restricted common stock to satisfy overdue contractual obligations of two individuals. NMMI did not have sufficient shares of restricted common stock available to satisfy this requirement, but had available ten million shares of Preferred Stock. The NMMI Board of Directors passed a resolution creating a Series A Convertible Preferred Stock as to five million shares of the Preferred Stock. On April 12, 2000 NMMI entered into an agreement with Investment Management of America, Inc. wherein Investment Management of America, Inc. traded three million shares of its restricted Common Stock for three million shares of NMMI's Series A Convertible Preferred Stock with the contractual requirement that NMMI will authorize at least three million additional shares of Common Stock and include the three million shares of Common Stock in the SB-2 registration statement, thus creating the shares of restricted Common Stock for which Investment Management of America, Inc. can convert its Series A Convertible Preferred Stock. This conversion was completed and the three million shares of restricted common stock were exchanged for the three million shares of Series A Convertible Preferred Stock.

On July 17, 2000 the shareholders voted to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 75,000,000 to fulfill the requirements of the Swartz Investment Agreement and to permit conversion of the preferred stock.

The Company is obligated to register, along with the registration of the shares contemplated by this registration 2,160,000 shares (pre split number of shares) that were sold to accredited investors.

May 7, 2001 the shareholders voted to amend the Articles of Incorporation to decrease the number of authorized shares of common stock from 75,000,000 to 15,000,000, the 5:1 split. This amendment to the Articles of Incorporation became effective May 18, 2001 and the Company trading symbol was changed from NMMI to NMMG. See the

Definitive Proxy Statement filed April 18, 2001 for additional information.

Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Swartz is, and each remaining selling shareholder and any broker-dealer that assists in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

Because Swartz is and the remaining selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

ITEM 9.   LEGAL PROCEEDINGS

The Company was a defendant in a lawsuit filed on November 5, 1999 in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida, Case Number 99-26073 CA 10. January 24, 2001 the parties agreed to a settlement.

ITEM 10.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following are officers and directors of the Company.

     NAME                 AGE    POSITION
     ----                 ---    --------
     John Thatch          39     Chief Executive Officer, President and Director
     Jennifer Freeman     28     Corporate Secretary

All directors hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the annual meeting of shareholders and until their successors are elected and qualified, subject to earlier removal by the Board of Directors.

JOHN "JT" THATCH, PRESIDENT/CEO AND DIRECTOR
John "JT" Thatch serves as Director, CEO and President of New Millennium Media International, Inc. He brings to the company over 15 years of entrepreneurial experience. He has successfully founded, operated and managed his own businesses and limited partnerships. He brings experience in the areas of management, retail sales and financing. J.T. has ties in the business community and brings solid leadership and integrity to the company. His experience and enthusiasm will provide us with the ability to expand our growth within the outdoor/indoor advertising arena.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The  following  table  sets  forth  certain  information   regarding  beneficial
ownership of our common stock as of the date of this filing by: (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each of our directors and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of August 28, 2000 have been included in the table.

Name and Address           Amount and Nature           Percent of Class
of Beneficial                of Beneficial
Owner                          Ownership      Before Offering(1)  After Offering
----------------               ---------      ---------------     --------------
John Thatch                     500,000               7%                 4%
President/CEO
and Director

Investment Management         1,576,416              22%                13%
of America, Inc.(2)(3)

Troy Lowrie                     450,000               6%                 4%
(Resigned)(4)
Less than 5%

Officers and Directors          500,000               7%                 4%
(John "JT" Thatch)

(1) Based upon June 30, 2001 shareholder list, 7,016,861 outstanding shares of common stock.
(2) Parker, Badolato and Gomes are officers, directors and majority shareholders in Investment Management of America, Inc. and were officers and directors of NMMI.
(3) Does not include 3,000,000 shares of Series A Preferred stock that were be traded with NMMI for 3,000,000 shares of common stock immediately after the SB-2 registration.
(4) Mr. Troy Lowrie was the past president and director of PMC which was merged into New Millennium.

ITEM 12.  DESCRIPTION OF SECURITIES

COMMON STOCK
Our articles of incorporation authorize us to issue up to 15,000,000 (post split number of shares) shares of common stock, par value $.001 per share. Of the 15,000,000 shares of common stock authorized, as of June 30, 2001 there are 7,016,861 shares (post split number of shares) issued and outstanding.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. We may not pay any dividends on the common stock until cumulative dividends on the preferred stock have been paid in full. Currently there are no preferred shares issued and outstanding. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with the SB-2 registration statement will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK
Our articles of incorporation authorize us to issue up to 10,000,000 shares of Preferred stock, par value $.001 per share. Of these authorized 10,000,000 preferred shares, 5,000,000 have been classified as Series A Convertible Preferred Stock with voting and liquidation privileges of which 3,000,000 have been issued to Investment Management of America, Inc. in exchange for 3,000,000 shares of restricted Common Stock owned by Investment Management of America, Inc. These 3,000,000 shares of preferred were subsequently re-exchanged for 3,000,000 shares of common stock. Currently there are no shares of preferred stock issued and outstanding.

WARRANTS
There are outstanding warrants to purchase 216,796 (post split number of shares) shares of our common stock at a price of $0.30 per share and may be reset every 6 months thereafter. These warrants were issued to Swartz on May 25, 1999 (200,000 shares) and April 17, 2001 (16,796 shares) in consideration of Swartz's commitment to enter into the Investment Agreement. The warrants expire on May 25, 2004 and April 17, 2006, respectively. By contract, the holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities. The shares of common stock to support these warrants are included in the SB-2 registration statement.

ITEM 13.  INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered hereby has been passed upon by Atlas Pearlman, P. A., Attorneys at Law, Ft. Lauderdale, Florida.

The Condensed Balance Sheet, Condensed Statement of Operations and Condensed Statement of Cash Flows as of March 31, 2001, for the period ended March 31, 2001 in this prospectus and the Balance Sheets, Statement of Operations, Statement of Stockholders' (deficit) Equity and Statement of Cash Flows for the period ending December 31, 2000 have been included herein in reliance on the report of Richard J. Fuller, C.P.A., P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

An opinion on the validity of the securities being registered was be given by Atlas Pearlman, Attorneys at Law, Ft. Lauderdale, Florida.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed herewith with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding NMMI and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

ITEM 14. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the federal securities laws as may be permitted to directors and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, the issuer will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

ITEM 15.  ORGANIZATION WITHIN LAST FIVE YEARS

None.

ITEM 16.  DESCRIPTION OF BUSINESS

BRIEF HISTORY
New Millennium Media International, Inc. is a Colorado corporation organized on April 21, 1998. NMMI's principal place of business is located at 101 Philippe Parkway, Suite 300, Safety Harbor, Florida 34695. NMMI is the successor to Progressive Mailer Corp., a corporation organized in Florida on February 5, l997. In March 1997 and April 1998, PMC conducted offerings of its common stock pursuant to the exemption from registration afforded by Rule 504 of Regulation D under the Securities Act of l933, as amended. As a result of these offerings, there are presently a total of 955,000 (post split number of shares) unrestricted shares of common stock of NMMI issued and outstanding. On November 3, l997, PMC received clearance from the NASD to have its common stock listed on the OTC Bulletin Board. The trading symbol on the OTC Bulletin Board for NMMI's common stock was NMMI.

In February, l998, PMC's sole officer and director resigned and sold all of her share ownership in PMC, which represented 95% of the issued and outstanding shares of PMC, to Troy Lowrie who as elected President and Director of PMC. In connection with the transaction, the principal offices of PMC were relocated to Denver, Colorado.

Effective, April 8, l998 PMC entered into an Asset Purchase Agreement with LuFam Technologies, Inc, a California corporation, in exchange for the issuance of shares of PMC's common stock to LuFam. Pursuant to the terms of the Asset Purchase Agreement, PMC acquired the exclusive rights to the IllumiSign-EyeCatcher display system, a special advertising display machine. NMMI intends to market and sell advertising space on these machines.

Effective April 30, l998, PMC was merged into NMMI and the separate existence of PMC terminated pursuant to the merger agreement. In connection with the merger, each share of PMC outstanding on April 30, l998 was exchanged for a like number of shares of New Millennium.

August 31, 1999 NMMI entered into an Amended and Restated Agreement and Plan of Merger among NMMI, New Millennium Media, Inc., a wholly owned subsidiary of NMMI and Unergi, Inc. NMMI acquired all of the issued shares of stock of Unergi in exchange for 16,566,667 shares of NMMI common stock.

Pursuant to an Agreement and Plan of Merger dated March 9, 2000 between Scovel Corporation, a Delaware corporation, all the outstanding shares of common stock of Scovel were exchanged for 500,000 shares of common stock of NMMI. By virtue of the merger, NMMI acquired 100% of the issued and outstanding common stock of Scovel.

NMMI is a fully reporting company which common stock is traded on the OTC Bulletin Board operated by NASDAQ under the symbol NMMG.

BUSINESS OVERVIEW
NMMI provides several types of visual advertising: The Illumisign-Eyecatcher front-lit movable display boards, the "EyeCatcher Powered by Insight" back-lit scrolling movable display boards, plasma screens and LED display boards. We retain ownership of all types of the machines and sell the advertising space on a monthly basis.

NMMI has the exclusive United States distribution and manufacturing rights from the patent owner of the IllumiSign-Eyecatcher front-lit movable display boards, a resident of Great Britain. This board is steel incased, front lighted, and displays poster type ads. These mechanical devises come in various sizes ranging from 11 inches by 17 inches to 4 feet by 6 feet. Each machine is capable of rotating up to 24 posters at preprogrammed intervals from 3 seconds to one hour. Additionally, NMMI has the exclusive U.S. rights (There are a few minor exceptions to this exclusivity.) to an indoor backlit advertising board designed and manufactured by AMS Controls, Inc. called the "EyeCatcher Powered by Insight". We are marketing this new product as "EyeCatcher Powered by Insight". This is a patented product, which ranges in size from 18" X 24" to 40" X 60" poster size. These signs can display from 10 to 20 scrolling advertising images. Each rotation can be set to run from three seconds to one hour. Like the IllumiSign, this product has the potential to generate revenues up to $5,000 a month per display. Because the poster material in both of these machines is critical to the functionality as well as the longevity of the poster, it is necessary for the advertisers to rely on our graphic arts department to develop and supply the necessary posters. These motion displays are then placed in various sites in stores, shopping malls, movie theaters and anywhere else where indoor poster type advertising is feasible. NMMI is the owner of the registration of the trademark, "IllumiSign-Eyecatcher" for electric sign products in the United States Department of Commerce, Patent and Trademark Office.

The LED display boards are generally placed out doors either freestanding or affixed onto the sides of buildings or located in athletic stadiums. The LED boards range in size from 8 feet by 10 feet to 20 feet by 30 feet and even larger in customized designs. They are capable of displaying a near infinite number of either stationary or motion images. Because the images need to be programmed into the LED boards, it is necessary that our graphic arts department be involved in both the design and set up of the intended displays.

NMMI has a strategic relationship with E-Vision LED, Inc., a U.S. based company whose affiliates manufacture these high quality LED units. E-Vision will sell the LED boards to NMMI and will share in the revenues that the LED boards produce. This allows NMMI to procure the highest quality LED display boards at a greatly reduced cost. This business arrangement is designed to enable NMMI to deploy approximately 2 1/2 times the number of boards in the shortest period of time. Because these LED boards can run any commercial format on any sized board, we feel that NMMI has a strong competitive advantage over other display boards for which the visual display must be reformatted. Formatting often takes weeks. E-Vision LED displays will run any format on any size board with consistent color quality and clarity. These LED boards have the potential to display countless images in full color both static and full motion. Color quality and clarity are very important to national advertisers who want consistency of colors on all boards. E-Vision will assist NMMI with training and support from the first board and with ongoing assistance in all aspects of programming, technical and software support. As a manufacturing partner, E-Vision and its affiliates will supply NMMI, free of charge, software upgrades as they become available.

In relation to these two types of display media, NMMI is capable of providing advertisers with visual communications and media services in both indoor and outdoor environments. We offer a comprehensive range of visual movable board solutions designed to improve clients' advertising needs and processes including professional services such as strategic site location, consulting and analysis as well as poster design and development.

This enables us to locate boards and sell advertising on a national level that will benefit NMMI in placing boards throughout the U.S.

NMMI signed a one-year with option for eight additional one-year terms marketing agreement with Carson-Jensen-Anderson Enterprises, Inc. d/b/a EyeCatcher Marketing Company through which agreement the Illumisign-Eyecatcher display boards were to be marketed throughout the 50 United States. Effective May 10, 2001 NMMI and EyeCatcher Marketing Company reached an agreement whereby their contractual relationship was terminated and NMMI received nearly all of the assets of EyeCatcher Marketing Company.

EMPLOYEES
NMMI has nine full time employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good. Because a major portion of our business involves nationwide site location and procurement as well as sales and marketing of advertising space, it is advantageous for us to outsource this segment of our business through strategic partnering and subcontracting distributors. We intend to utilize in-house employees and plan to add additional staff as needed to handle all other phases of our business including graphic arts, warehousing, distribution, purchasing, distribution, shipping, accounting and bookkeeping.

ITEM 17.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL
Management's discussion and analysis contains various "forward looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," or "continue" or use of negative or other variations or comparable terminology.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

OVERVIEW
The Company is no longer a development stage company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." We have generated our cash needs through equity financings and loans from officers and stockholders. As an operational stage company, we have devoted substantially all of our efforts in securing and establishing new businesses. We have engaged in limited activities in the advertising business, but no significant revenues have been generated to date. The primary activity of the Company currently involves several types of visual advertising: The Illumisign-Eyecatcher front-lit movable display board, "EyeCatcher Powered by Insight" back-lit movable display boards, plasma screens and LED display boards. We retain ownership of all types of the machines and sell the advertising space on a monthly basis.

PLAN OF OPERATIONS
The Company is continuing to devote substantially all of its present efforts to implementing its operational and marketing plans designed to establish new business accounts for its mobile LED boards and the motion display boards. Through much of this first quarter the Company has been negotiating with Carson Jensen Anderson Enterprises, Inc. d/b/a EyeCatcherPlus, the Company's marketing affiliate, to take over in-house all future marketing activity. This effort came to fruition very recently. As a result, the Company will presently conduct all marketing in-house, but will continue to use the EyeCatcherPlus logo, marketing material and website. We feel that this decision will have the net effect of "cutting out the middle man" and increasing Company revenues.

LIQUIDITY AND CAPITAL RESOURCES
As in the past, our liquidity has been principally supplied by equity financing and loans from related parties. Accounts Receivable have risen considerably; however, management feels that most, if not all, of these receivable are collectable.

RESULTS OF OPERATIONS
Although the Total Costs and Expenses have doubled in the first quarter of 2001 when compared to the first quarter of 2000, the comparative Net Loss for these two quarters has decreased by 15.6% and the Basic Loss

Per Common Share for the same comparative two quarters has decreased from $(0.005) to $(0.003), a comparative Basic Loss Per Common Share decrease of 40%. Compared to a year ago, we are now fully staffed and beginning to produce income. We are continuing to concentrate on establishing new business and increasing sales relating to the IllumiSign Eyecatcher, the "EyeCatcher Powered by Insight" backlit display board and the LED display sign truck.

NET LOSS
Net Loss from Operating Activities has decreased $19,372 for the first quarter of 2001 compared to the first quarter of 2000, this equates to 15.6%. The same comparison shows a decrease of $68,924 in Net Cash Used In Operating Activities, a percentage decrease of 40%. This is due in large part to increase in sales. The Net Cash Provided by Financing Activities has decreased considerably for the first quarter of 2001 compared to the first quarter of 2000. Management feels that this is a good time to limit financing activities and focus on growth through increasing cash flow through operations.

ITEM 18.  DESCRIPTION OF PROPERTY

NMMI owns no real estate. It has a one-year lease plus a two-year renewal option with St. James Properties, Inc. for property located in Safety Harbor, Florida that expires May 2, 2003 through which it leases office space in a building that contains sufficient storage space to warehouse, test and repair the machines prior to their site placement. NMMI is intending to relocate both its corporate offices and its warehouse into new premises a few blocks from its present location in Safety Harbor, Florida. The construction of this new facility is several months behind schedule, but occupancy is expected before the end of August 2001. This five year leased facility with an option for five additional years is slightly larger than the existing leased premises and will support a more efficient use of the floor space. The machines will continue to be shipped directly to the site location and for those machines that require more detailed installation such as the LED boards, the machines will be shipped directly to the installer. Machines that are in need of repair will be repaired on-site whenever possible. Those machines that are not repairable on-site will be repaired in-house at the Safety Harbor, Florida facility.

ITEM 19.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was originally incorporated April 21, 1998 in Colorado under the name New Millennium Media International, Inc. April 30, 1998 Progressive Mailer Corp., a Florida corporation, merged into NMMI. August 31, 1999 NMMI acquired Unergi, Inc., a Nevada corporation, ("Unergi") by merging Unergi into New Millennium Media, Inc., a Florida corporation, ("Media") a wholly owned subsidiary of NMMI by way of a tax free reorganization. As part of this merger 16,566,667 shares of NMMI common stock were to be distributed prorata among all of the shareholders of Unergi in exchange for all of the shares of stock of Unergi. As a part of this merger, two founders and major shareholders of Unergi, Mark Western and Cole Leary, were each to receive 1,656,672 shares of NMMI restricted common stock. In anticipation of purchasing these shares from the two individuals, NMMI conveyed the shares intended for these two individuals to another individual. NMMI failed to consummate the purchase of these shares from the two individuals and consequently found it necessary to acquire 3,000,000 shares of restricted common stock to satisfy the obligation to the two individuals. Toward this objective NMMI exchanged with Investment Management of America, Inc. (hereafter "IMA") 3,000,000 shares of NMMI's Series A Preferred stock for 3,000,000 shares of common stock owned by IMA with the understanding that the 3,000,000 shares of Series A Preferred stock will be granted voting rights and be convertible on a 1:1 ratio for shares of restricted common stock which common stock are included in this registration. The re-exchange of these shares has occurred and NMMI replaced the 3,000,000 IMA Series A Preferred shares with 3,000,000 shares of restricted common stock that are included in this registration.

On November 2, 1999 NMMI signed an executive employment contract with John Thatch employing that individual as President and Chief Executive Officer for three years with a salary of $140,000 for the first year and $120,000 for the second and third years. As an inducement to encourage the executive to become employed with NMMI, it was in the best interest of NMMI to include in the employment package a provision in the executive employment contract giving John Thatch the option to purchase, at a price of par value, 10% of any and all additionally authorized and issued shares of stock. To date John Thatch has not exercised any rights under this option.

ITEM 20.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

NMMI is a fully reporting company which common stock is traded on the OTC Bulletin Board operated by NASDAQ under the symbol NMMG. The table in ITEM 5., PRICE RANGE OF COMMON STOCK sets forth the high and low bid prices of our common stock for each quarter for the second, third and fourth quarters of 1998, four quarters of 1999, four quarters of 2000 and the first and second quarters of 2001. As of June 30, 2001 there are approximately 100 beneficial holders of record of our common stock.

DIVIDEND POLICY
We have not paid any dividends on our common stock since inception. We expect to continue to retain all earnings generated by our operations for the development and growth of our business and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

ITEM 21.  EXECUTIVE COMPENSATION

The following table lists the cash remuneration paid or accrued during 1999, 2000 and 2001 to John Thatch, president and CEO. Except for John Thatch, none of our executive officers and directors received compensation of $100,000 or more in 1999, 2000 and 2001.

                           SUMMARY COMPENSATION TABLE

========================================================================================================================
                                                                                Long Term Compensation
------------------------------------------------------------------------------------------------------------------------
                                     Annual Compensation                Awards                         Payouts
------------------------------------------------------------------------------------------------------------------------
   (a)           (b)     (c)         (d)        (e)             (f)              (g)             (h)           (i)
------------------------------------------------------------------------------------------------------------------------
                                                                              Securities
Name and                                   Other Annual     Restricted        Underlying        LTIP       All Other
Principle               Salary     Bonus   Compensation    Stock Award(s)    Options/SARs      Payouts     Compensation
Position        Year     ($)         ($)        ($)             ($)               (#)            ($)            ($)
========================================================================================================================
John Thatch,
Pres./CEO       2001    120,000           10,000 expenses    10% of all       Stock option                 Per month:
                                                            issued common     to be                        500 medical
                                                                stock         determined by                500 car
                                                                              Board                        250 celphone
========================================================================================================================

DIRECTOR COMPENSATION
The NMMI directors receive no compensation.

EMPLOYMENT AGREEMENTS
NMMI has one written employment agreement,  John Thatch,  President and CEO, see
Item 19, above.

ITEM 22.  FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS
REVIEWED FINANCIAL STATEMENTS
Condensed Balance Sheet for March 31, 2001 and
         December 31, 2000                                            F-37
Condensed Statements of Operations for quarter ended
         March 31, 2001 and for quarter ended
         March 31, 2000                                               F-38
Condensed Statements of Cash Flows for quarter ended
         March 31, 2001 and for quarter ended
         March 31, 2000                                               F-39
Notes to the Condensed Financial Statements,
         for quarter ended March 31, 2001                             F-40
AUDITED FINANCIAL STATEMENTS
Report of Richard J. Fuller, C.P.A., P.A.                             F-41
Balance Sheet for December 31, 1999 and December
         31,2000                                                      F-42
Statements of Operations for year ended December
         31, 1999 and year ended December 31, 2000                    F-43
Statement of Stockholders' Deficit for period from
         January 1, 1999 through December 31, 2000                    F-44
Statements of Cash Flows for year ended December
         31, 1999, year ended December 31, 2000                       F-45
Notes to Financial Statements, December 31, 1999
         and 2000                                                     F-46

                  NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                          CONDENSED BALANCE SHEET

                                                                              March 31,       December 31,
                                                                                2001             2000
                                                                             (UNAUDITED)       (AUDITED)
                                                                             ------------     ------------
ASSETS

Current Assets:
          Cash                                                               $      3,127     $         --
          Accounts Receivable                                                      92,868           16,636
          Inventories                                                               3,255            3,255
          Prepaid Assets                                                            9,096            9,096
                                                                             ------------     ------------
                Total Current Assets                                              108,346           28,987
                                                                             ------------     ------------

Furniture and Equipment-Net                                                       905,036          924,148
                                                                             ------------     ------------

Other Assets
          Other Assets                                                                 --               --
          Goodwill, net of accumulated amortization
             of $79,091and $67,793, respectively                                  599,003          610,301
                                                                             ------------     ------------
                Total Other Assets                                                599,003          610,301
                                                                             ------------     ------------
                                                                             $  1,612,385     $  1,563,436
                                                                             ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
          Accounts payable                                                   $     66,870     $     81,556
          Accrued expenses payable                                                130,766           73,562
          Related payables                                                        719,044          658,110
                                                                             ------------     ------------
                Total Current Liabilities                                         916,680          813,228
                                                                             ------------     ------------

Long-term Liabilities                                                                  --               --

Stockholders' Equity
          Common stock, par value $.001; 75,000,000 shares authorized,
                30,284,314 and 28,440,614 shares issued and outstanding,
                respectively, 2001 and 2000                                        30,284           28,441
          Preferred stock, par value $.001; shares authorized, 10,000,000
                no shares issued and outstanding                                       --
          Additional paid in capital                                            2,789,851        2,741,694
          Deficit accumulated during the development stage                     (2,124,430)      (2,019,927)
                                                                             ------------     ------------
                Total Stockholders' Equity                                        695,705          750,208
                                                                             ------------     ------------
                                                                             $  1,612,385     $  1,563,436
                                                                             ============     ============

                        CONDENSED STATEMENT OF OPERATIONS
                                  (Unaudited)

                                                     FOR THE          FOR THE
                                                  QUARTER ENDED    QUARTER ENDED
                                                     3/31/01          3/31/00
                                                  ------------     ------------

Income                                            $    143,750     $         --

Costs and Expenses:
        General and administrative                $    201,953     $    101,877
        Interest expense                                11,184           16,000
        Depreciation and amortization                   35,116            5,998
                                                  ------------     ------------
              Total costs and expenses                 248,253          123,875
                                                  ------------     ------------

Loss from Operations                                  (104,503)        (123,875)


Net Loss                                          $   (104,503)    $   (123,875)
                                                  ============     ============

Basic Loss Per Common Share                       $     (0.003)    $     (0.005)
                                                  ============     ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        CONDENSED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                                       FOR THE          FOR THE
                                                                    QUARTER ENDED    QUARTER ENDED
                                                                       3/31/01          3/31/00
                                                                    ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                              $   (104,503)    $   (123,875)
     Adjustments to reconcile net income (loss) to net
         cash provided by (used in) operating activities:
         Depreciation and amortization                                    35,116            5,998
         (Increase) decrease in accounts receivable                      (76,232)              --
         (Increase) decrease in inventories                                   --          (18,750)
         (Increase) decrease in prepaid expenses                              --           (5,000)
         Increase (decrease) in accounts payable
             and accrued expenses                                         42,517          (30,398)
                                                                    ------------     ------------
             Net cash provided by (used in) operating activities        (103,102)        (172,025)
                                                                    ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of goodwill                                                     --             (500)
     Purchase of fixed assets                                             (4,705)          (3,457)
                                                                    ------------     ------------
             Net provided by (used in) investing activities               (4,705)          (3,957)
                                                                    ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from notes payable - Related                                60,934           15,000
     Proceeds from common stock transactions                              50,000          444,000
                                                                    ------------     ------------
             Net cash provided by (used in) financing activities         110,934          459,000
                                                                    ------------     ------------

Increase in cash and cash equivalents                               $      3,127     $    283,018

Cash and cash equivalents at beginning of period                    $         --     $      2,063
                                                                    ------------     ------------

Cash and cash equivalents at end of period                          $      3,127     $    285,081
                                                                    ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid during the year for interest                                   --               --

     Cash paid during the year for income taxes                               --               --

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

1.   Organization and Basis of Presentation
     ---------------------------------------

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with rules and regulations of the Securities and Exchange Commission, including Rule 301(b) of Regulation SB and instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company's Annual Report (Form 10-KSB) for the year ended December 31, 2000. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the operating results for the full fiscal year or any future period.

2.   Going Concern Uncertainty
     -------------------------

     The Company has incurred recurring operating losses and negative cash flows and has negative working capital. The Company has financed itself primarily through the sale of its stock and related party borrowings. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     There can be no assurance that the Company will be success in implementing its plans, or if such plans are implemented, that the Company will be successful.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amount and classification of liabilities that might result from the outcome of this uncertainty.

3.   Subsequent Events
     -----------------

     The Company approved a 1 for 5 reverse stock split with a resulting decrease in the number of Common Stock authorized to 15,000,000 shares at a special Meeting of Stockholders on May 7, 2001.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
New Millennium Media International, Inc.
Safety Harbor, Florida

We have audited the balance sheets of New Millennium Media International, Inc. as of December 31, 1999 and 2000, and the related statements of operations, stockholders' (deficit) equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Millennium Media International, Inc. at December 31, 1999 and 2000 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses for the years ended December 31, 1999 and 2000. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Richard J. Fuller, CPA, PA
Clearwater, Florida

March 20, 2001

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                                 BALANCE SHEETS

                     December 31, 1999 and December 31, 2000

                                                                                1999             2000
                                                                            ------------     ------------

ASSETS

Current Assets:
         Cash                                                               $      2,063     $         --
         Accounts receivable                                                          --           16,636
         Inventories                                                             548,862            3,255
         Prepaid expenses                                                             --            9,096
                                                                            ------------     ------------
              Total Current Assets                                               550,925           28,987
                                                                            ------------     ------------

Furniture and Equipment:
         Furniture, fixtures and equipment,net                                     3,964          924,148
                                                                            ------------     ------------

Other Asssets:
         Goodwill, net                                                           655,007          610,301
         Other intangibles                                                           417               --
                                                                            ------------     ------------
              Total Other Assets                                                 655,424          610,301
                                                                            ------------     ------------

                                                                            $  1,210,313     $  1,563,436
                                                                            ============     ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

         Accounts payable                                                   $     85,235     $     81,556
         Accrued expenses payable                                                129,289           73,562
         Related payables                                                      1,596,012          658,110
                                                                            ------------     ------------

              Total Current Liabilities                                        1,810,536          813,228
                                                                            ------------     ------------

Long-term Liabilities                                                                 --               --

Stockholders' (Deficit) Equity

         Common stock, par value $.001; 25,000,000 and 75,000,000
              shares authorized, 24,099,881 and 28,440,614 shares issued
              and outstanding, respectively, 1999 and 2000                        24,100           28,441

         Preferred stock, par value $.001; shares authorized, 10,000,000
              no shares issued and outstanding                                        --               --
         Additional paid in capital                                              448,991        2,741,694
         Deficit                                                              (1,073,314)      (2,019,927)
                                                                            ------------     ------------
              Total Stockholders' (Deficit) Equity                              (600,223)         750,208
                                                                            ------------     ------------
                                                                            $  1,210,313     $  1,563,436
                                                                            ============     ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                             STATEMENT OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                      1999             2000
                                                  ------------     ------------

Income                                            $     49,176     $    154,400

Costs and Expenses:
        General and administrative                $    141,847     $    741,532
        General and administrative -related            234,860          155,000
        Interest expense - related                      95,382           63,587
        Depreciation and amortization                   23,072          140,894
                                                  ------------     ------------
              Total costs and expenses                 495,161        1,101,013
                                                  ------------     ------------

Loss from Operations                                  (445,985)        (946,613)

Net Loss                                          $   (445,985)    $   (946,613)
                                                  ============     ============

Basic and Diluted Loss Per Common Share           $      (0.03)    $      (0.04)
                                                  ============     ============

Weighted average common shares outstanding          15,559,940       26,270,250
                                                  ============     ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                   STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

          FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH DECEMBER 31, 2000

                                                         Common Stock            Additional                       Total
                                                 ---------------------------      Paid - in                    stockholders'
                                                    Shares          Amount         Capital        Deficit         equity
                                                 -----------     -----------     -----------    -----------     -----------

Balance, January 1, 1999                           7,020,000     $     7,020     $   403,115    $  (627,329)    $  (217,194)
                                                 -----------     -----------     -----------    -----------     -----------

Shares issued to purchase Unergi, Inc.            16,566,667          16,567              --             --          16,567

Shares issued for cash                               513,214             513          45,876             --          46,389

Net loss for the period ended
    December 31, 1999                                     --              --              --       (445,985)       (445,985)
                                                 -----------     -----------     -----------    -----------     -----------

Balance, December 31, 1999                        24,099,881     $    24,100     $   448,991    $(1,073,314)    $  (600,223)

Shares issued for services to officers -
  net of recission                                (1,020,419)         (1,020)          3,520             --           2,500

Shares issued:
  in settlement of debt to related parties         3,641,152           3,641       1,487,403             --       1,491,044
  in connection with acquisition of equipment        200,000             200         342,800             --         343,000
  for Scovel Corporation                             500,000             500              --            500
  for cash                                         1,020,000           1,020         458,980             --         460,000


Net loss for the period ended
    December 31, 2000                                     --              --              --       (946,613)       (946,613)
                                                 -----------     -----------     -----------    -----------     -----------

Balance, December 31, 2000                        28,440,614     $    28,441     $ 2,741,694    $(2,019,927)    $   750,208
                                                 ===========     ===========     ===========    ===========     ===========

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                             STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                            1999             2000
                                                        ------------     ------------
Cash Flows from Operating Activities:
   Net loss                                             $   (445,985)    $   (946,613)
   Adjustments to reconcile net loss to net
       cash used in operating activities:
      Depreciation and amortization                           23,072          140,894
   (Decrease) in accounts receivable                              --          (16,636)
   (Decrease) in inventories                                 (66,946)            (124)
   (Decrease) in prepaid expenses                                 --           (9,096)
   Increase (decrease) in accounts payable                    49,007           (3,679)
   Increase (decrease) in accrued expenses                    96,221          (55,727)
                                                        ------------     ------------
      Total adjustments                                      101,354           55,632
                                                        ------------     ------------
          Net Cash Used in Operating Activities             (344,631)        (890,981)
                                                        ------------     ------------

Cash Flows from Investing Activities
   Purchase of goodwill                                           --               --
   Purchase of fixed assets                                   (2,539)              --
                                                        ------------     ------------
          Net Cash Used in Investing Activities               (2,539)              --
                                                        ------------     ------------

Cash Flows from Financing Activities
   Related payables refinancings                             296,033          428,918
   Proceeds from common stock issued                          46,389          460,000
                                                        ------------     ------------
          Net Cash provided by Financing Activities          342,422          888,918
                                                        ------------     ------------

Increase in cash and cash equivalents                   $     (4,748)    $     (2,063)

Cash and cash equivalents at beginning of period        $      6,811     $      2,063
                                                        ------------     ------------

Cash and cash equivalents at end of period              $      2,063     $         --
                                                        ============     ============

Supplemental disclosure of cash flow information:

   Cash paid during the year for interest                         --               --

   Cash paid during the year for income taxes                     --               --

Supplemental schedule of noncash  investing
   and financing activities:
     Issuance of common stock for purchase of
       equipment, furniture and goodwill                $    677,594     $    450,500
     Less debts assumed                                     (661,027)        (107,000)
                                                        ------------     ------------
     Common stock issued                                $     16,567     $    343,500
                                                        ============     ============

     Issuance of common stock in settlement
       of related party debt
     Common stock issued                                          --        1,491,044
     Less related party debt                                      --       (1,491,044)
                                                        ------------     ------------
                                                        $         --     $         --
                                                        ============     ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

1.   Organization and summary of significant accounting policies
     -----------------------------------------------------------

A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

                               NATURE OF BUSINESS

New Millennium Media International, Inc. (formerly Progressive Mailer Corp.) (NMMI or the Company) was incorporated under the laws of the State of Florida on February 5, 1997. On April 30, 1998, as part of a plan or reorganization, the Company became New Millennium Media International, Inc., a Colorado company. On April 14, 1998, all the assets of Lufam Technologies, Inc. were acquired in exchange for 1,710,000 shares of the Company's $.001 par value common stock. On August 31, 1999, pursuant to an Agreement and Plan of merger, the Company acquired all the issued and outstanding stock of Unergi, Inc. in exchange for 16,566,667 shares of the Company's $.001 par value common stock. Further, on March 9, 2000, the Company acquired 100% of the issued and outstanding common stock of Scovel Corporation in exchange for 500,000 shares of the Company

The Company is in the business of developing and marketing advertising space in special movable advertising display machines and LED display boards. The Company provides two types of visual advertising including movable display boards and LED display boards. NMMI sells advertising space while retaining ownership of the boards.

The Company is no longer considered to be in the development stage for 2000. In prior years, the Company had been in the development stage.

Basis of presentation
---------------------

The financial statements have been prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred.

Use of estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

Organization and summary of significant accounting policies - Cont'd.
---------------------------------------------------------------------

Going Concern Uncertainty
-------------------------

The Company has incurred recurring operating losses and negative cash flows and has negative working capital. The Company has financed itself primarily through the sale of its stock and related party borrowings. These conditions raise substantial doubt about the Company's ability to continue as a going concern. As noted in Note 5, the Company has initiated several actions to generate working capital for expected advertising growth.

There can be no assurance that the Company will be successful in implementing its plans, or if such plans are implemented, that the Company will succeed.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Comprehensive Income
--------------------

Statement  of  Financial   Accounting   Standards  (SFAS)  No.  130,  "Reporting
Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items requiring disclosure of comprehensive income.

Segments of Business Reporting
------------------------------

Statement of Financial Accounting Standards (SFAS) No. 131, establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customer. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

Organization and summary of significant accounting policies - Cont'd.
---------------------------------------------------------------------

Intangible assets
-----------------
Organization costs are amortized using the straight-line method over their estimated useful lives of five years and are stated at cost less accumulated amortization. The Company reviews for the impairment of long-lived assets and certain identifiable intangibles annually. No such impairment losses have been identified by the Company for the years presented.

Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the net assets acquired is classified as goodwill by the Company. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments which may cause some of the intangibles to be amortized over a shorter life than the goodwill amortization period of 15 years

Inventories
-----------
Inventories consist primarily of supplies related to advertising machines and are carried at the lower of cost (first-in, first-out) or market. Once the advertising machines are available for rental and placed in service, depreciation is recognized. During the year, the advertising machines were made available for rental. Depreciation is recognized for the year ended 2000 because rental activity commenced during the year.

Furniture and equipment
-----------------------
Furniture   and  equipment  is  stated  at  cost  and   depreciated   using  the
straight-line method, over the estimated useful lives of five to seven years.

Income Taxes
------------
The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS No. 109). Under SFAS No. 109, deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates. SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Basic and Diluted Loss Per Common Share
---------------------------------------
Basic loss per common share is based on the weighted average number of shares outstanding during the period. The computation of diluted loss per common share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Diluted loss per common share is not presented since the result is antidilutive.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

Organization and summary of significant accounting policies - Cont'd.
---------------------------------------------------------------------

Cash Equivalents
----------------
The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments
-----------------------------------
All financial instruments are held for purposes other than trading. The following methods and assumptions were used to estimate the fair value of each financial instrument for which it is practicable to estimate that value:

For cash, cash equivalents and notes payable, the carrying amount is assumed to approximate fair value due to the short-term maturities of these instruments.

Concentrations of Credit Risk
-----------------------------
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality financial institutions. At times during the year, the balance at any one financial institution may exceed FDIC limits.

During the year, the Company negotiated the ability to manufacture the advertising machines previously supplied principally by one foreign vendor.

2.   Furniture, fixtures and equipment
     ---------------------------------

Furniture, fixtures and equipment is summarized as follows:

                                                1999              2000
                                             -----------       -----------
     Boards available for lease              $        --       $   545,483
     Equipment                                        --           468,731
     Furniture & fixtures                          4,249             5,490
                                             -----------       -----------
                                                   4,249         1,019,704
     Less accumulated depreciation                  (285)          (95,555)
                                             -----------       -----------
          Net                                $     3,964       $   924,149
                                             ===========       ===========

During the year 2000, the advertising boards became available for lease.

3.   Goodwill
     ---------

On August 31, 1999 the Company acquired all the outstanding stock of Unergi, Inc. The acquisition was accounted for as a purchase. Consideration for the purchase was the issuance of 16,566,667 shares of $.001 par value stock of the Company. The purchase price exceeded the fair value of the net assets acquired by $677,594, which has been recorded as goodwill. On March 9, 2000, the Company acquired 100% of the issued and outstanding common stock of Scovel Corporation in exchange for 500,000 shares of the Company.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

Goodwill - cont'd.
------------------

Goodwill consists of the following:

                                                              1999           2000
                                                           ----------     ----------
Goodwill in connection with acquisition of
         Unergi, Inc. accounted for as a purchase
             with 16,566,667 common shares issued          $  677,594     $  677,594
         Scovel Corporation accounted for as a purchase
             With 500,000 common shares issued                     --            500
                                                           ----------     ----------

                                                              677,594        678,094
         Less accumulated amortization                        (22,587)       (67,793)
                                                           ----------     ----------

                  Net                                      $  655,007     $  610,301
                                                           ==========     ==========

4.   Related party payables
     ----------------------

     Related party payables consists of the following:        1999           2000
                                                           ----------     ----------

       Note due stockholder/former officer at 10%          $  641,152     $       --
       Accounts payable to stockholders,
           non-interest bearing                               954,860        249,860
       $100,000 convertible note payable, with interest
          accrued  @ 10%, (convertible $1.00 of debt
          into common stock)                                       --        102,500
       $125,000 convertible note payable, with interest
          accrued @15%, secured by equipment(convertible
          $1.00 of debt into common stock)                         --        143,750
        $162,000 convertible note payable, interest @8%
          to officer/stockholder(convertible $.10 of debt
                into preferred stock)                                        162,000
                                                           ----------     ----------
                                                           $1,596,012     $  658,110
                                                           ==========     ==========

During the year, the Company issued common stock in settlement of certain debt to stockholders and former officers. Currently, the Company disputes a note to a prior officer but has recognized the debt for financial statement purposes.

5.   Income Taxes
     ------------

The Company has available net operating loss carryforwards of $1,950,000 which expire through 2020.

After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. Accordingly, components of the Company's net deferred income taxes are as follows:

                                                              1999           2000
                                                           ----------     ----------
      Deferred tax assets:
          Net operating loss carryforwards                 $  870,000     $1,950,000
          Valuation allowance for deferred tax asset         (870,000)    (1,950,000)
                                                           ----------     ----------
                                                           $       --     $       --
                                                           ==========     ==========

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

6.   Equity Transactions
     -------------------

On May 2, 2000, the Company entered into an agreement with Swartz Private Equity to provide an equity line of $25,000,000 based upon the Company issuing warrants convertible into 1,000,000 shares of the Company's Common Stock. Certain provisions of the Agreement provide for the issuance of additional warrants equal to 4.0% of the fully diluted shares of the Company's Common Stock. The exercise price of the warrants is based in part upon the closing bid price for 5 trading days prior to March 6, 2000 or $.30. Management has entered into these agreements, in part, to provide the necessary capital needed for the expected growth in outdoor advertising business. As part of this agreement, the Company has issued 1,000,000 warrants.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 7-109-101 et seq. of the Colorado Business Corporation Act, as amended from time to time provides that a corporation may indemnify directors, officers, employees or agents of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed actions, suits or proceedings brought against them by reason of their service in such capacity, including, under certain circumstances, actions brought by or in the right of the corporation, and may purchase insurance or make other financial arrangements on behalf of any such persons for any such liability.

The   Company's   By-laws   are  silent   regarding   the  issue  of   corporate
indemnification of NMMI officers, directors, agents and employees.

Article VIII of the Company's Articles of Incorporation provides for indemnification and advance expenses to a director or officer in connection with a proceeding to the fullest extent permitted or required by and in accordance with the Colorado Business Corporation Act. This Article permits the Corporation, as determined by the Board of Directors, in a specific instance or by resolution of general application to indemnify and advance expenses to an employee, fiduciary or agent in connection with a proceeding to the extent permitted or required by and in accordance with the Colorado Business Corporation Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee........................................  $ 4,649.57
Legal fees............................................   50,000.00
Accounting fees and expenses..........................   20,000.00
Miscellaneous.........................................    3,866.00
                                                        ----------
      Total...........................................  $78,515.57
                                                        ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In December 1998 the company sold to HNC Associates (an accredited investor) 100,000 shares of common stock at a price of $0.40 per share. The company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In February 2000 the company issued an option to purchase 500,000 shares of common stock, exercisable for two years at a price of $1.00 per share to William
H. Simon in connection with consulting services and negotiations involving E-Vision LED, Inc. The company relied on Section 4 (2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In February 2000 the Company sold 400,000 shares of common stock at a price of $.50 per share to one individual who is an accredited investor. The Company relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration because the transactions did not involve any public offering.

In March 2000 the company issued 500,000 shares of common stock to Gerry Ghini in connection with the merger of Scovel Corporation. The company relied on
Section 4 (2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In March 2000 the company issued an option to purchase 100,000 shares of common stock, exercisable for two years at a price of $2.25 per share to Eric Kennedy in connection with consulting services provided to the company. The company relied on Section 4 (2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In March 2000 the Company issued warrants to purchase 1,000,000 shares of common stock, exercisable for five years at a per share price equal to the lowest closing bid price for the five trading days immediately preceding March 6, 2000 with reset adjustments to Swartz Private Equity, LLC in consideration for Swartz's commitment to enter into an investment agreement for the purchase of up to $25,000,000 of common stock of the Company.

In March, April and May 2000 the Company sold an aggregate of 560,000 shares of common stock at a price of $.50 per share to twenty individuals, all of whom were accredited investors. The Company relied on Rule 506 of Regulation D and
Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration because the transactions did not involve any public offering.

ITEM 27.  EXHIBITS INDEX

3.1       Articles of Incorporation of NMMI as amended.

3.1(a)    Designation of Preferred Stock.

3.2       Bylaws of NMMI.

4.1 Investment Agreement dated May 19, 2000 by and between the Registrant and Swartz Private Equity, LLC.

4.2 Form of "Commitment Warrant" to Swartz Private Equity, LLC for the purchase of 1,000,000 shares common stock in connection with the offering of securities.

4.3 Form of "Purchase Warrant" to purchase common stock issued to Swartz Private Equity, LLC from time to time in connection with the offering of securities.

4.4 Warrant Side-Agreement by and between the Registrant and Swartz Private Equity, LLC.

4.5 Registration Rights Agreement between NMMI and Swartz Private Equity, LLC related to the registration of the common stock to be sold pursuant to the Swartz Investment Agreement.

4.6       Letter  Agreement  between  NMMI  and  Swartz  Institutional   Finance
          relating to the private placement of up to two million dollars of common stock.

4.7 Employees Stock Option Plan adopted by board of Directors resolution dated June 26, 2000.

5.1 Legal Opinion of Atlas Pearlman, P.A., Suite 1700, 350 East Las Olas Boulevard, Ft. Lauderdale, Florida 33301; to be filed with amendment.

10.1 Investment Management of America, Inc. contract with NMMI regarding the 3,000,000 shares of Preferred stock.

10.2      Agreement  of Merger  effective  April 30,  1998  between  Progressive
          Mailer   Corporation   and  NMMI  in  which  NMMI  was  the   survivor
          corporation.

10.3 Asset Purchase Agreement dated April 8, 1998 whereby PMC acquired the assets of LuFam Technologies, Inc.

10.4 Amended and Restated Agreement and Plan of Merger dated August 31, 1999 between NMMI and Unergi, Inc. in which NMMI was the survivor corporation.

10.5 Agreement and Plan of Merger dated March 9, 2000 between NMMI and Scovel Corporation wherein NMMI acquired all of the shares of stock of Scovel.

10.6      Exclusive Distribution Contract with Multiadd.

10.7 Marketing Agreement dated May 10, 2000 wherein NMMI grants to Carson-Jensen-Anderson Enterprises, Inc. marketing rights for the Illumisign-Eyecatcher display boards.

10.8      Office Lease Agreement between St. James Properties, Inc. and NMMI.

21.1      List of Subsidiaries.

23.1      Consent of Legal Counsel (included in Exhibit 5.1).

23.2      Consent of Independent Auditors.

27.1      Financial Data Schedule.

99.1 Trademark "registration pending" documentation by the United States Department of Commerce, Patent and Trademark Office for the name "Illumisign-EyeCatcher" for electric sign products.

99.2      Employment    Agreement   between    Registrant   and   John   Thatch,
          President/CEO.

ITEM 28.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned registrant hereby undertakes that it will:

          (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Safety Harbor, Florida on July 30, 2001.

                                        New Millennium Media International, Inc.


                                        By: /s/ John Thatch
                                            ----------------------
                                            John Thatch, President/CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

  Signature                           Title                             Date
  ---------                           -----                             ----

/s/ John Thatch                 President and Chief                July 30, 2001
------------------              Executive Officer
John Thatch                     (Principal Executive Officer)